CONFORMED SUBMISSION TYPE:	NT 10-K
PUBLIC DOCUMENT COUNT:		1
CONFORMED PERIOD OF REPORT:	20041231
FILED AS OF DATE:		20050330
EFFECTIVENESS DATE:		20050330

FILER:

COMPANY DATA:
COMPANY CONFORMED NAME: U S CANADIAN MINERALS INC
CENTRAL INDEX KEY: 0001104194
STANDARD INDUSTRIAL CLASSIFICATION: 1000 METAL MINING

IRS NUMBER:				330843633
STATE OF INCORPORATION:		NV
FISCAL YEAR END:			1231

FILING VALUES:
FORM TYPE:		NT 10-K
SEC ACT:		1934 Act
SEC FILE NUMBER:	000-31042
FILM NUMBER:		04700294

BUSINESS ADDRESS:
	STREET 1:4955 S DURANGO DRIVE SUITE 216
		CITY:			LAS VEGAS
		STATE:			NV
		ZIP:			89113
		BUSINESS PHONE:		7024338223

	MAIL ADDRESS:
		STREET 1:4955 S DURANGO DRIVE SUITE 216
		CITY:			LAS VEGAS
		STATE:			NV
		ZIP:			89113

FORMER COMPANY:
FORMER CONFORMED NAME:	BARRINGTON FOODS INTERNATIONAL INC
DATE OF NAME CHANGE:	20020131
FORMER COMPANY:
FORMER CONFORMED NAME:	EBAIT INC
DATE OF NAME CHANGE:	20000126

                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING


(Check One):
[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

               For Period Ended:  December 31, 2004
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

For the Transition Period Ended:_____________________________
          ___________________________________________________
Read Attached Instruction Sheet Before Preparing Form. Please
Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

==============================================================================
PART 1 - REGISTRANT INFORMATION
==============================================================================

Full Name of Registrant:   U.S. Canadian Minerals, Inc.
                          -----------------------------------
Former Name if Applicable: Barrington Food International, Inc.
                          -----------------------------------
Address of Principal Executive Office

                      4955 S DURANGO DRIVE SUITE 216
                     ------------------------------------
                           Street and Number

                         Las Vegas, NV  89113
                        ----------------------
                       City, State and Zip Code


==============================================================================
PART II - RULES 12B-25(b) AND (c)
==============================================================================

If the subject  report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)


           (a)     The reasons described in reasonable detail in
                   Part III of this form could not be eliminated without unreasonable effort or expense;

[X]        (b)     The subject annual report, semi-annual report,
                   transition report on Form 10-K, Form 20-F, 11-K,
                   Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by RULE 12b-25(c) has been attached if applicable.


==============================================================================
PART III - NARRATIVE
==============================================================================



State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

The Registrant needs additional time to evaluate certain issues concerning the valuation of mineral right raised by SEC in connection with its investigation of registrant.

==============================================================================
PART IV - OTHER INFORMATION
==============================================================================

(1) Name and telephone number of person to contact in regard to this notification


   John S Woodward                 702             433-8223
- --------------------------      -----------   -------------------
      (Name)                    (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12
         12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

         [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                U.S. Canadian Minerals, Inc.
               ----------------------------------
          (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2005
                                   By: /s/ John S Woodward
                                   -----------------------------
                                   John S Woodward
                                   President